                                                                  Exhibit (h)(7)


                                    AMENDMENT

                    To Transfer Agency and Service Agreement
                                     Between
                                  Armada Funds
                                       And
                       State Street Bank and Trust Company



This Amendment is made as of this 12th day of February, 2001 between Armada Funds (the "Fund") and State Street Bank and Trust Company (the "Bank"). In accordance with ARTICLES 2 (FEES AND EXPENSES) AND 12 (AMENDMENT) of the Transfer Agency and Service Agreement between the Fund and the Bank dated March 1, 1997 (the "Agreement"), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Fees and Expenses. The fee schedule attached to the Agreement is replaced and superseded with the Fee Schedule ("Schedule 2.1") attached hereto and dated January 1, 2001 through December 31, 2001.

2. All defined terms and definitions in the Agreement shall be the same in this amendment ("2001 Amendment") except as specifically revised by this 2001 Amendment; and

3. Except as specifically set forth in this 2001 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.






IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ARMADA FUNDS                              STATE STREET BANK AND TRUST COMPANY

By:      /s/ Herbert R. Martens           By:      /s/ Ronald E. Logue
         ---------------------------               --------------------------

Title:     President                      Title:     Vice Chairman
         ---------------------------                 ----------------


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                                  SCHEDULE 2.1
                                  FEE SCHEDULE

                        Effective January 1, 2001 through
                                December 31, 2001


GENERAL: Fees are based on annual per shareholder account charges for account maintenance. Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

ANNUAL FEES
-----------

Base Fee (per Cusip)*                            $14,000.00
Open Account Fee                                 $      18.00/account
Level 3 Network Account Fee                      $      14.50/account
Closed Account Fee                               $      2.40/account
IRA Custodial Maintenance Fee (if applicable)    $      10.00/account


* New funds will be billed at a lower base fee of $500.00 per month for the first 90 days after the funds are live.

Funds Implementation Fee                      $  1,500.00/Per Cusip
------------------------

Out-of-pocket Expense                         Bill as Incurred
---------------------


Out-of-Pocket expenses include but are not limited to: confirmation statements, investor statements, reports, postage, forms, audio response, telephone, records retention, customized programming/enhancements, transcripts, microfilm, microfiche, and expenses incurred at the specific direction of the Fund.





ARMADA FUNDS                               STATE STREET BANK AND TRUST COMPANY


By:      /s/ Herbert R. Martens            By:      /s/Ronald E. Logue
         --------------------------                 --------------------------


Title:   President                         Title:   Vice Chairman
         --------------------------                 ------------------







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